Exhibit 5.1

November 30, 2018

Diamondback Energy, Inc.

500 West Texas, Suite 1200

Midland, Texas 79701

Re:	Diamondback Energy, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Diamondback Energy, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 946,518 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to equity awards granted under the Energen Stock Incentive Plan, as amended (the “Energen SIP”), and assumed by the Company in the merger of a wholly-owned subsidiary of the Company (the “Merger Sub”) with and into Energen Corporation (“Energen”), completed on November 29, 2018 (the “Merger”). At the effective time of the Merger, certain of Energen’s equity awards outstanding immediately prior to the Merger under the Energen SIP were converted into equity awards to receive the Common Stock, based on the exchange ratio and as otherwise provided in the Agreement and Plan of Merger, dated as of August 14, 2018, by and among the Company, the Merger Sub and Energen. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the Energen SIP is consistent with the Energen SIP and has been duly authorized and validly executed and delivered by the parties thereto, (iii) as previously reported by Energen, the Energen SIP was previously approved by the Board of Directors of Energen and by its shareholders, (iv) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that

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November 30, 2018

Diamondback Energy, Inc.

have not otherwise been issued or reserved or committed for issuance, and (v) the price per share paid for Shares issued pursuant to the Energen SIP is not less than the par value of the Shares. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and/or Energen, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the Energen SIP, the Company’s bylaws, as they may be amended from time to time, and the applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP